Exhibit 10.50

Certain information in this exhibit marked [*] has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ASSET PURCHASE AND SALE AGREEMENT

between

ATHENEX PHARMACEUTICAL DIVISION, LLC

and

INGENUS PHARMACEUTICALS, LLC

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of this 1st day of September, 2020 (the "Effective Date"), by and between Ingenus Pharmaceuticals LLC, a Delaware limited liability company ("Ingenus"), and Athenex Pharmaceutical Division, LLC a Delaware limited liability company ("Buyer") .

WHEREAS, Ingenus owns the Product ANDA (as defined below) for the Product (as defined below) and other assets that are part of the Purchased Assets (as defined below);

WHEREAS, Buyer wishes to purchase the Purchased Assets from Ingenus, all upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, Buyer and Ingenus agree as follows:

1.Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(a)"Affiliate" means, with respect to any Person that controls. is controlled by, or is under common control with such Person. For purposes of this definition, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors, or otherwise having the power to control or direct the affairs of such Person; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest or the power to direct the management and policies of such noncorporate entities.

(b)"Ancillary Documents" means (i) the Bill of Sale, (ii) evidence, reasonably acceptable to Buyer, that the Purchased Assets are owned, beneficially and of record, by Ingenus, including, without limitation, evidence that the Product ANDA has been assigned to Ingenus by Novast prior to the date hereof.

(c)"ANDA" means an Abbreviated New Drug Application filed with the FDA pursuant to its rules and regulations.

(d)"Assumed Liabilities" shall have the meaning ascribed to the term in Section 3 of this Agreement.

(e)"Bill of Sale" means a bill of sale and assignment and assumption agreement to be executed and delivered by each Party concurrently with the execution of this Agreement, substantially in the form of Exhibit A.

(f)"Business Day" means any day on which commercial banks are not authorized or required to close in New York, New York.

(g)Buyer Indemnified Parties" shall have the meaning ascribed to the term in Section 9(a) of this Agreement.

(h)"cGMP" means standards and methods required to be used in, and the facilities or controls to be used for, the manufacture of a drug, as set forth in FDA regulations in 21 C.F.R. Parts 210 and 21 1.

(i)"Confidential Information" shall have the meaning ascribed to the term in Section 10(d) of this Agreement.

(j)"Encumbrance" means, with respect to any asset, any imperfection of title, mortgage, charge, lien, claim, security interest, easement, right of first refusal, pledge or encumbrance of any nature whatsoever.

(k)"Excluded Assets" shall have the meaning ascribed to the term in Section 2(b) of this Agreement.

(l)"FDA" means the United States Food and Drug Administration, including all divisions under its direct control, or any successor organization thereto.

(m)"Governmental Entity_" means any international, national, foreign, provincial, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

(n)"Indemnified Parties" shall have the meaning ascribed to the term in Section 9 of this Agreement.

(o)"Indemnifying Party" shall have the meaning ascribed to the term in Section 9 of this Agreement.

(p)"Law" means each federal, state, provincial, municipal, local, or foreign law, statute, ordinance, order, determination, judgment, common law, code, rule, guideline, official standard, requirement or regulation, enacted, enforced, entered, promulgated, or issued by any Governmental Entity.

(q)"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or known or unknown, including those arising under applicable Law or governmental action and those arising under any contract, arrangement, commitment or undertaking. or otherwise.

(r)"Losses" shall have the meaning ascribed to the term in Section 7(a) of this Agreement.

(s)"Party" or "Parties" means Ingenus or Buyer or both, as applicable.

(t)"Permitted Encumbrances" means (a) any minor imperfections of title or similar Encumbrance that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the value or interfere with the use of, the Purchased Assets, (b) Encumbrances for Taxes that are not yet due and payable, or (c) Encumbrances incurred as a result of any facts or circumstances related to  Buyer or its  Affiliates.

(u)"Person" means any individual, partnership (general or limited), association, corporation, limited liability company, joint venture, trust, estate, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal person or organization.

(v)"Product" means the Product set forth on Schedule 1 hereto next to the Product ANDA.

(w)"Product ANDA" means the ANDA set forth on Schedule 1 hereto, as filed with the FDA as a generic equivalent to the corresponding RLD, and all amendments, supplements or annual reports thereto.

(x)"Purchased Assets" means (i) the Product ANDA; (ii) any correspondence with the FDA, in each case to the extent relating to the Product ANDAs; (iii) all PADER reports filed for the Product; (iv) reports of all adverse drug experience cases in the United States that were reported to Ingenus for the Products; and (v) all intellectual property rights, of any kind, related to the Purchased Assets.

(y)"Purchase Price" shall have the meaning ascribed to the term in Section 4(a) of this Agreement.

(z)"RLD" or "RLDs" means one or more of the reference listed drugs set forth on Schedule I hereto next to the corresponding Product.

(aa)"Tax(es)" means (a) any and all federal, state, local, or non-U.S. taxes, assessments, charges, duties, fees, imports, levies or other charges from any Governmental Entity (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll. social security (or similar tax), social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, bulk sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added, ad valorem, profits, estimated, and all other taxes of any kind for which Ingenus may have any Liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity, and (b) any Liability in respect of any items described in clause (a) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulations section 1.1 502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

(bb)"Tax Return" means any report, return, election, notice, estimate. declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

(cc)"Territory" means the United States of America, including its districts, territories, commonwealths and possessions.

(dd)"Ingenus Indemnified Parties" shall have the meaning ascribed to the term in Section 9(a) of this Agreement.

2.Purchase and Sale.

(a)Upon the terms and subject to the conditions of this Agreement, Ingenus hereby transfers, sells, conveys, assigns and delivers to Buyer, and Buyer hereby purchases, acquires, accepts and assumes, all of Ingenus's right, title and interest within the Territory in, to and under the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, for the consideration set forth herein. Concurrently herewith, each of the Parties is executing and delivering to the other the Bill of Sale.

(b)Ingenus and Buyer expressly agree and acknowledge that the Purchased Assets do not include any assets of any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that are not expressly included within the definition of Purchased Assets (the "Excluded Assets"). For purposes hereof, it is agreed that the Excluded Assets include, without limitation, (i) information or data relating to any assets of Ingenus and its Affiliates other than the Purchased Assets and (ii) any and all trademarks, trade names, brand names, logotypes, symbols, service marks, and trade dress, and any registrations or applications for any of the foregoing.

(c)Buyer acknowledges and agrees that Ingenus may retain such copies of all or any part of the documentation that Ingenus delivers to Buyer pursuant to paragraph (a) as are reasonably necessary for archival purposes and for purposes of complying with applicable Law and for legal and regulatory purposes as a seller of pharmaceutical products and that all such retained copies shall be deemed the Confidential Information of the Buyer that shall be subject to the provisions of Section 10.

(d)Assumption of Liabilities and Obligations. Buyer agrees that from and after the Effective Date, Buyer will be responsible for and will pay, perform and/or otherwise discharge when due those Liabilities (including any Liabilities arising in respect of Taxes) arising from and after the Effective Date to the extent directly arising from or related to the Purchased Assets, including, without limitation: (i) Liabilities arising on or after the Effective Date from any patent infringement claim or other lawsuit brought by any third party, the FDA or any other Governmental Entity, in all cases only to the extent that they relate to Product sold by or on behalf of the Buyer and its Affiliates on or after the Effective Date; (ii) Liabilities arising on or after the Effective Date from any FDA or any other Governmental Entity action or notification filed on or after the Effective Date in all cases only to the extent related to the Purchased Assets following the Effective Date; (iii) Liabilities arising on or after the Effective Date from any product liability claims relating to Product sold by or on behalf of Buyer, its Affiliates, agents or assignees on or after the  Effective Date; and (iv) state and federal Medicaid/Medicare rebates and payments, and all credits, chargebacks, rebates, discounts, allowances, incentives and similar payments in connection with the sale of Product by or on behalf of Buyer and its Affiliates on or after the Effective Date (collectively, the "Assumed Liabilities"). It is understood and agreed that the "Assumed Liabilities" do not include (a) any Liabilities that arose prior to the Effective Date, including any amounts accrued prior to the Effective Date or that arise from and after the Date that relate to the Purchased Assets or any other Liabilities set forth in clauses (i) through (iv) above in each case that relate to or arise in respect of the period prior to the Date or (b) any Product sold or distributed by or on behalf of Ingenus, Novast or any of their respective Affiliates, which will remain the Liabilities of Ingenus.

3.Assumption of Regulatory Commitments.

(a)From and after the Effective Date, Buyer will be in control of, and responsible for, all costs and Liabilities arising from or related to any commitments or obligations to any Governmental Entity relating to the Product or the Product ANDA, or otherwise related to the Purchased Assets with respect to the period following the Effective Date.

(b)From and after the Effective Date, Buyer will be responsible for communications with any Governmental Entity involving the Product ANDA or any batches of Product manufactured after the Effective Date. Ingenus will forward to Buyer any correspondence received by Ingenus after the Effective Date from the FDA solely to the extent related to the Purchased Assets within one (1) business day of receipt by Ingenus.

(c)From and after the Effective Date, Buyer shall be responsible for all adverse experience reporting to the FDA in respect of the Products; provided, however, that Ingenus shall cooperate with Buyer's requests regarding adverse experience information with respect to the Product to ensure that all adverse experience data and documentation for the Product are transferred to Buyer. Legacy adverse experience data and documentation will be transferred to the Buyer no later than 30 calendar days following the date hereof. Any new adverse experience reports, any follow-up adverse experience reports or medical inquiries received by Ingenus will be forwarded to Buyer in accordance with quality agreement  , together with any source documents within one (1) Business Day.

(d)Ingenus covenants and agrees that it shall deliver electronic copies of the ANDA and all materials, information or data related to the manufacture of the Product included therein (including any such information included in the Chemistry, Manufacturing and Controls section of the ANDA), to Buyer by mail or FTP site no later than the earlier of five (5) business days following the date hereof and two (2) days following delivery of FDA Notice of Transfer pursuant to Section 11 below, with complete paper copies thereof to follow by mail no later than 30 days following the Closing Date.

Ingenus shall continue to maintain the drug listing for the Product, including the annual drug listing certifications under 21 C.F.R. 207. Ingenus will work with Buyer to update the drug listing in the event that there are any corrections or labeling updates required under regulations the drug listing will be delisted promptly following the date upon which the last marketed batch of the Product has reached its expiration date.

4.Purchase Price. The Parties covenant and agree as follows:

(a)Purchase Price. In consideration for the transfer of the Purchased Assets to Buyer, upon receipt of the executed Ancillary Documents from Ingenus, on the Effective Date, Buyer shall pay to Ingenus, by wire transfer of immediately available funds into an account designated in writing to the Buyer by Ingenus, the amount of Two Million United States Dollars ($2,000,000.00) (the "Purchase Price"). The Purchase Price shall be paid to Ingenus by Buyer in 10 equal calendar quarterly installments of $200,000 each beginning on the earlier of (i) the end of the first calendar quarter following the Product launch or (ii) March 31, 2021.

(b)The Purchase Price will be allocated among the Purchased Assets as of the Effective Date in accordance with applicable Law and as may be agreed by the Parties. Each of the Parties shall report (and to cause its Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with applicable Law and with the terms of this Agreement, and agrees not to take any position inconsistent therewith in any Tax Return, in any Tax refund claim, in any litigation or otherwise.

(c)All transfer, sales, value added, stamp duty and similar Taxes solely and directly related to payment of the Purchase Price which are payable in connection with the transactions contemplated hereby will be borne by Buyer.

(d)If Buyer is required by Law to withhold Taxes from any amounts due to Ingenus under this Agreement, Buyer shall (a) deduct such Taxes from the amounts due, (b) pay the Taxes to the proper Governmental Authority, and (c) deliver to Ingenus a statement including the amount of Tax withheld and the basis therefore, together with such other information it may have that may be necessary for Ingenus to determine Tax credits available to it. Buyer will work with Ingenus to apply a reduced withholding Tax rate or zero rate to the extent available pursuant to applicable Law.

(e)Default in Purchase Price Installment Payments by Buyer. In the event that the Buyer fails to make any installment payment on the Purchase Price as described in section 4(a) above, the Buyer shall be in default of this Agreement. Ingenus shall provide notice of default to the Buyer and the Buyer shall have fifteen (15) days to cure such default. In the event of an uncured default by the Buyer, the Buyer agrees to immediately and without any delay, transfer the Purchased Assets back to Ingenus for one-dollar ($1). Buyer agrees to appoint Ingenus as its attorney-in-fact to execute any such documents as may be reasonably required to transfer the Purchased Assets back to Ingenus, including but not limited to any transfer letters to the FDA.

5.Representations and Warranties: Covenants.

(a)Each of the Parties represents and warrants to the other Party that as of the Effective Date:

i.such Party has the requisite corporate or company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

ii.neither the execution and delivery of this Agreement by such Party, nor its performance hereunder, conflicts with or will result in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound; or to its best knowledge, violates any applicable Law;

iii.this Agreement and each Ancillary Document executed by it, is a legal, valid and binding agreement of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles ofequity (including concepts ofmateriality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law;

iv.there are no claims, suits, actions or other proceedings pending or threatened against such Party at law or in equity before or by any federal, state, municipal or other governmental department, commission, board bureau, agency or instrumentality, domestic or foreign, which may in any way materially adversely affect the performance of such Party's obligations under this Agreement or the transactions contemplated hereby; such Party has not, and will not, directly or indirectly, enter into any contract or any other transaction with any third party that conflicts or derogates from its undertakings hereunder; and

vi.such Party has not been debarred, is not subject to debarment, and will not use, in any capacity in connection with the obligations to be performed under this Agreement, any Person who has been debarred pursuant to Section 346 of the United States Food, Drug and Cosmetic Act.

(b)In addition, Ingenus hereby represents and warrants to Buyer that as of the Effective Date:

i.there is no proceeding, material suit, claim or similar action pending or, to its knowledge threatened against the Product, Product ANDA or Purchased Assets; no proceeding or inquiry is pending, or, to its knowledge, has been threatened or made by any Governmental Entity relating to any Product ANDA;

ii.Ingenus is the owner of record of the Product ANDA;

iii.Ingenus has good and marketable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and Ingenus has no knowledge of any Liabilities relating to the Purchased Assets;

(c)All representations and warranties contained in this Section 6 shall survive the Effective Date and shall remain operative and in full force and effect for a period of thirty (30) months following the Effective Date. Notwithstanding anything herein to the contrary, any breach of a representation or warranty that is the subject of a claim that is asserted in writing prior to the time at which it would otherwise terminate pursuant to this paragraph shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.

6.EXCEPT AS EXPRESSLY SET FORTH HEREIN, INGENUS IS NOT MAKING AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT. WITHOUT DEROGATING FROM THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYER ACKNOWLEDGES AND AGREES THAT INGENUS IS SELLING THE PURCHASED ASSETS ON AN "AS IS" AND "WHERE IS" BASIS AND INGENUS MAKES NO REPRESENTATION OR WARRANTY HEREUNDER WITH RESPECT TO THE PURCHASED ASSETS OR THE PRODUCTS INCLUDING, WITHOUT LIMITATION, ANY GUARANTEE THAT FDA APPROVAL WILL BE OBTAINED, RELATING TO THE MANUFACTURE AND/OR MARKETING OF ANY PRODUCT.

7Indemnification.

(a)Subject to Section 9, Buyer shall indemnify, defend and hold Ingenus and its Affiliates and their respective officers, directors, employees, agents and subcontractors ("Ingenus Indemnified Parties") harmless from and against any and all Liability, damage, loss, cost or expense (including reasonable attorneys' fees and expenses) ("Losses"), including any claim for personal injury or death, arising out of or resulting from (i) Buyer's material breach of any of its representations or warranties in this Agreement (ii) Buyer's material breach of any of its covenants, agreements or obligations set forth in this Agreement, (iii) Buyer's gross negligence or willful misconduct, and (iv) any and all Assumed Liabilities.

(b)Subject to Section 9, Ingenus shall indemnify, defend and hold Buyer and its Affiliates and their respective officers, directors, employees, agents and subcontractors (“Buyer Indemnified Parties") harmless from and against any and all Losses, including any claim for personal injury or death, arising out of or resulting from (i) Ingenus's material breach of any of its representations or warranties in this Agreement, (ii) Ingenus's material breach of any covenants, agreements or obligations set forth in this Agreement, (iii) Ingenus's gross negligence or willful misconduct, (iv) any and all Liabilities relating to the Excluded Assets or any other asset that is not a Purchased Asset and any Liabilities other than the Assumed Liabilities.

Buyer Indemnified Parties and Ingenus Indemnified Parties are sometimes referred to herein as "Indemnified Parties".

8.Limitations.

(a)The amount of any Losses for which either Ingenus or Buyer, as the case may be, is liable shall be reduced by the aggregate amount actually recovered under any indemnity agreement, contribution agreement, or any other agreement between any of the Indemnified Parties, on the one hand, and any third party, on the other hand, with respect to such Losses net of any costs associated with the recovery thereof.

(b)Except for claims based on fraud or a breach of Section 12 or to the extent payable in a Third Party Claim, in no event shall either Party or its Affiliates have any liability to the other Party for indirect, incidental, special or consequential damages (including lost profits) of the other arising out of the performance or failure to perform any obligations set forth herein, irrespective of whether attributable to breach of contract, breach of warranty, negligence, strict liability or otherwise; provided that the foregoing does not limit any of the obligations or Liability of either Party or its Affiliates under Section 9 with respect to claims of unrelated third parties.

9.Indemnification Procedure.

(a)In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, such Indemnified Party will, within a reasonable period of time following the discovery of the matters giving rise to any Losses shall notify the indemnifying party under Section 8 (the "Indemnifying Party") in writing of its claim for indemnification for such Losses, specifying in reasonable detail the nature of such Losses and the amount of the Loss estimated to accrue therefrom; provided, however, that failure to give such notification will not affect the indemnification provided hereunder, except to the extent the Indemnifying Party will have been prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within a reasonable period of time after the Indemnified Party's receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Losses.

(b)If the indemnification sought pursuant hereto involves a claim made by a third party against the Indemnified Party (a "Third Party Claim"), the Indemnifying Party will be entitled to assume the defense of such Third Party Claim at its own expense with counsel selected by the Indemnifying Party, unless such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party. Except as provided below, should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Part) in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense (which expense shall not constitute a Loss), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the reasonable and documented fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party will have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the Parties hereto will reasonably cooperate in the defense or prosecution thereof. Such cooperation will include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, it will defend or prosecute it diligently and the Indemnifying Party will obtain the prior written consent of the Indemnified Party (not to be unreasonably withheld) before entering into any settlement, compromise or discharge of such Third Party Claim if (i) such settlement, compromise or discharge does not relate solely to monetary damages, (ii) such settlement, compromise or discharge does not expressly unconditionally and completely release the Indemnified Party from all Losses and liabilities with respect to such Third Party Claim and (iii) the Indemnifying Party is not directly paying the full amount of the Losses in connection with such Third Party Claim. Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (not to be unreasonably withheld).

(c)Each Indemnified Party shall take, and shall cause its Affiliates to take. all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would reasonably be expected to, or such Indemnified Party believes does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss (which costs shall be deemed to be Losses); provided, that such failure to use such efforts in accordance with the foregoing shall not relieve the Indemnifying Party of its indemnification obligations under Section 9 except and only to the extent that the Indemnifying Party is prejudiced thereby.

10.Confidentiality.  Each of the Parties agrees that:

(a)Except as required by Law or court order or the rules of any applicable stock exchange: (i) it will not disclose any Confidential Information, as defined herein, of the other Party to any third party at any time without the prior written consent of the disclosing Party; (ii) it will not make use of any Confidential Information of the other Party for any purpose other than for the purposes set forth in, or in furtherance of the transactions contemplated by, this Agreement; and (iii) without limitation, it will use all commercially reasonable efforts to prevent unauthorized publication or disclosure by any Person of such Confidential Information. In addition, Buyer shall be entitled to disclose this Agreement to prospective purchasers of the Product ANDA, the purchaser of all or substantially all of the assets or business of the Buyer provided that any such prospective purchaser has executed a non-disclosure agreement that contains provisions at least as restrictive as the provisions set forth in this Section 10.

(b)With respect to any Confidential Information required to be disclosed by law or court order or the rules of any applicable stock exchange by a Party that has received such Confidential Information from another Party, the receiving Party shall promptly notify the disclosing Party as to the requirement or demand for such disclosure and shall reasonably assist the disclosing Party in seeking to limit the scope of such disclosure or ensuring that the same is accorded confidential treatment. Any such disclosure by the receiving Party shall in no event otherwise change, alter or diminish the confidential and/or proprietary, status of such Confidential Information, or treatment as such by the receiving Party, under this Agreement,

(c)All Confidential Information in any form will be returned to the Party who disclosed the Confidential Information within thirty (30) days after written request by the disclosing Party; provided that the Parties may retain: (i) one (1) copy of such Confidential Information with its legal counsel as a record of the receiving Party's ongoing confidentiality obligations under this Agreement and as expressly provided in Section 2(d) hereof (ii) it is held as a backup in electronic form in backup tapes, servers or other sources as a result of receiving Party's normal back up procedures for electronic data, provided that no attempt is made to recover such Confidential Information from back-up tapes, servers or other sources (except for legal or compliance purposes), all of which retained Confidential Information shall remain subject to the restrictions set forth in this Section 11.

(d)For purposes of this Agreement, the term "Confidential Information" means all know-how, trade secrets, formulae, data, inventions, Product ANDA, technology and other information, including financial information, in whatever form, related to the registration, manufacture, sale or marketing of the Products, marketing strategies or business of the disclosing Party, related to this Agreement. Without limiting the generality of the foregoing, subject to Section 12 below, the existence of this Agreement and each of its provisions shall be considered Confidential Information of each Party. Confidential Information shall not include any information that (i) is or becomes public knowledge through no fault of the receiving Party; (ii) rightfully was in the receiving Party's possession at the time of disclosure (as evidenced by written records); (iii) was independently created by the receiving Party (as evidenced by written records) without use or reference to any Confidential Information; or (iv) is received from a third party having the lawful right to disclose the information.

11.FDA Notice of Transfer of Product ANDA. Ingenus shall dispatch a letter to FDA in the form set forth in Exhibit B within three (3) Business Days of the Effective Date, with respect to the Purchased Assets. The letter will indicate that a copy of the Product ANDA and applicable regulatory correspondence has been submitted to Buyer to satisfy the transfer. A copy of the letter shall be provided by Ingenus to Buyer upon submission to the FDA. Within three (3) Business Day of receipt by Buyer of the complete copy of the electronic regulatory file pursuant to Section 4(d), Buyer will dispatch an acceptance letter to the FDA with respect to the Product ANDA.

12.Publicity. The Parties agree that no publicity, release, disclosure or announcement concerning this Agreement or the transactions contemplated hereunder shall be issued without the advance written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. For releases, disclosures or announcements required by applicable Law, the Party proposing to make the release, disclosure or announcement shall, before making any such release, disclosure or announcement, afford the other Party a reasonable opportunity to review and comment, and the first Party shall give due consideration to the comments of the other Party.

13.Maintenance of Records. Buyer will preserve all books and records included within the Purchased Assets for applicable periods of time required by the FDA and any other applicable Governmental Entity and, subject to the confidentiality restrictions contained herein, make such books and records available for inspection and copying by Ingenus or its agents upon reasonable request and upon reasonable notice.

14.Governing Law. Jurisdiction: Venue: WAIVER OF JURY TRIAL This Agreement shall be governed, interpreted and construed in accordance with the substantive laws of the State of New York, U.S.A., without regard to its conflict of laws principles. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York over any action or proceeding arising out of or relating to this Agreement, and each hereby waives the defense of any inconvenient forum for the maintenance or such action or proceeding. In addition, it is further agreed that the Parties shall be entitled to enforce specifically the terms of this Agreement in the United States District Court for the Southern District of New York, this entitlement being in addition to any other remedy to which such Party is entitled at law or in equity.

15.THE BUYER AND INGENUS HEREBY WAIVE, TO THE FULLEST EXTEM PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (l) ARISING UNDER THIS AGREEMENT OR (Il) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSEN T' OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

16.Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery or (d) three (3) Business Days after mailing, if mailed by U.S. postage prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable Party at the address set forth below and each Party agrees to accept service of process on behalf of itself and, with respect to Ingenus, its Affiliates at the applicable address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

if to Ingenus, to:

Ingenus Pharmaceuticals, LLC

4190 Millenia Boulevard

Orlando, FL 32839 Attention:

Facsimile:

if to Buyer, to:

Athenex , Inc.

Conventus  Building

1001 Main Street, Suite 600

Buffalo, NY  14203

Attn:  Legal Department

Email:  [*]

17.Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors, without the authority to act on behalf of or bind each other. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties hereto.

18.Entire Agreement; No Third-Party Beneficiaries. This Agreement (including its Exhibits) constitutes the entire agreement between the Parties with respect to its subject matter, and supersedes all prior agreements, arrangements, dealings or writings between the Parties, both written and oral (including any letter of intent, memorandum of understanding or term sheet), with respect to the subject matter hereof. Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. This Agreement may not be amended or modified except in writing executed by the duly authorized representatives of the Parties.

19.Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with applicable Law, the invalid or unenforceable part or provision shall, provided that it does not affect the essence of this Agreement, be replaced with a revision which accomplished, to the greatest extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

20.Assignment. The terms and provisions hereof shall inure to the benefit of, and be binding upon the Parties and their respective successors and permitted assigns. Any Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party, to an Affiliate or to a successor of the assigning Party by reason of merger, sale of all or substantially all of its assets or portion of its business which relates to the Product, or any similar transaction; provided that any such assignee or successor-in-interest assumes all obligations of its assignor under this Agreement. No assignment will relieve any party of its responsibility for the performance of any obligation.

21.Waiver. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature,

22.Further Assurances. Without limitation, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all such further actions and to do, or cause to be done, including by its Affiliates, all things necessary, proper or advisable to consummate and make effective as promptly as possible, the transactions contemplated by this Agreement including, without limitation, notices to the FDA regarding the transfer of the Product ANDA from Ingenus to Buyer. Each Party shall bear its own costs related thereto.

23.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. PDF and facsimile signatures shall constitute original signatures.

24.Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses, including attorney, accountant, consultant and broker's fees, incurred in connection with the negotiation and execution of this Agreement, the related agreements and the consummation of the transactions contemplated hereby and thereby.

25.Interpretation: Headings. As used in this Agreement, unless the context otherwise requires: words describing the singular number include the plural, and vice versa; words denoting any gender include all genders; the word "including" means "including, without limitation"; and the words "hereof," "herein" and "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained herein are for the sole purpose of convenience of reference, and do not in any way limit or affect the meaning or interpretation of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INGENUS PHARMACEUTICALS, LLC.

By:	/s/ Andrew Gellman
Name:	Andrew Gellman
Title:	President
8/31/2020

ATHENEX PHARMACEUTICAL DIVISION, LLC

By:	/s/ Jeffrey Yordon
Name:	Jeffrey Yordon
Title:	President/COO
8/29/2020

SCHEDULE 1

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